Inuvo Reports 6th Consecutive Quarter of Year-Over-Year Revenue Growth for the Third Quarter of 2022

Inuvo management to host conference call at 10:00 AM ET on Tuesday, November 15, 2022

LITTLE ROCK, AR, November 14, 2022 (GLOBE NEWSWIRE) -- Inuvo, Inc. (NYSE American: INUV), a leading provider of marketing technology, powered by artificial intelligence (AI) that serves brands and agencies, today provided a business update, and announced its financial results for the third quarter ended September 30, 2022.

Richard Howe, CEO of Inuvo, stated, “We are pleased to report our 6th consecutive quarter of year-over-year revenue growth for the third quarter of 2022. Year-to-date, revenues have increased 45% to $58.3 million for the nine months ended September 30, 2022, compared to the same period last year. While we experienced modest revenue growth year-over-year for the third quarter, we anticipate double-digit revenue growth year-over-year in 2022 and believe 2023 will be even more transformative for our Company.”

Mr. Howe further noted, “We are laser focused on increasing the brand awareness and adoption of our IntentKey™ AI technology, which is garnering extremely positive feedback and is gaining traction within a market where we believe current identity-based targeting technologies can no longer scale. As an example, on average, we performed 44% better than our client’s KPIs in the third quarter and since those KPIs are almost always based on the performance of competitors, this is a good reflection of the value delivered to those clients compared to those competitors. IntentKey™ delivers these results in part because it is able to successfully purchase media associated with browsers that block or obfuscate cookies and/or IP addresses, most notably, Apple. By our own estimates, only 25% of all real-time open web ad-impressions have a persistent identity that is actionable in this now outdated method of targeting for a privacy centric world. As a result, IntentKey™ is uniquely positioned within the market as third-party cookies get phased out and as first party cookies fail to deliver targetable audiences at scale. Overall, we are building a highly scalable model, and expect to generate positive cash flow as we continue to grow revenue. At the end of the third quarter, we had $7.7 million of cash and marketable securities and no debt. As a result, we believe we have the resources to execute our strategy and establish a dominant position within the multi-billion-dollar Ad Tech market.”
Financial Results for the Three and Nine Month Ended September 30, 2022

ValidClick is Inuvo’s proprietary technology and platform used to deliver principally search and social campaigns and IntentKey is Inuvo’s proprietary technology and platform used to deliver connected television, online video, display, cable television and native advertising campaigns.

Net revenue for the third quarter ended September 30, 2022 totaled $17.1 million, an increase of 1% as compared to $16.8 million for the same period last year. Net revenue for the nine months ended September 30, 2022 totaled $58.3 million, an increase of approximately 45%, compared to $40.1 million for the same period last year. Generally, we believe revenue in the period was negatively impacted by a deceleration in consumer spending. IntentKey revenue increased 12% for the third quarter ended September 30, 2022, compared to the same period in 2021. IntentKey revenue was negatively impacted by the loss of clients sourced through an advertising agency that lost the clients to a competitor. ValidClick revenue declined 3% for the third quarter ended September 30, 2022, compared to the same period in 2021, due to ongoing, incidental issues resulting from the invalid advertising clicks acquired in the second quarter of this year. IntentKey and ValidClick revenue increased by 121% and 20%, respectively, for nine months ended September 30, 2022. Both platforms acquired new customers within the year. Revenue split between ValidClick and IntentKey was approximately 67% and 33%, respectively, for the third quarter ended September 30, 2022, compared to roughly 70% and 30%, respectively, for the same period last year. Revenue split between ValidClick and IntentKey was approximately 62% and 38%, respectively, for the nine months ended September 30, 2022, compared to 75% and 25%, respectively, for the same period last year.
Cost of revenue for the third quarter ended September 30, 2022, totaled $6.8 million, compared to $3.8 million for the same period last year. Cost of revenue for the nine months ended September 30, 2022, totaled $24.7 million, as compared to $7.5 million for the same period last year. The increase in the cost of revenue for the three months and nine months ended September 30, 2022, as compared to the same period last year, was related to the acquisition of new customers and growth of IntentKey as a percentage of revenue.
Gross profit for the three and nine months ended September 30, 2022 totaled $10.3 million and $33.6 million, respectively, as compared to $13.1 million and $32.6 million, respectively, for the same periods last year. Gross profit margin for the three and nine months ended September 30, 2022 was approximately 60% and 58%, respectively as compared to 78% and 81%, respectively, for the same periods last year. The IntentKey platform has a lower gross margin than the ValidClick platform but has a greater overall net margin than the ValidClick platform. The combined gross margin decreased as IntentKey revenue became a greater percentage of net revenue.
Operating expenses for the three months ended September 30, 2022 totaled $14.1 million, a decrease of roughly 5% as compared to $14.8 million for the same period last year. Operating expenses for the nine months ended September 30, 2022 totaled $42.3 million, an increase of approximately 8% as compared to $39.4 million for the same period last year. Operating expenses for the nine months ended September 30, 2022 included a marketing expense of $1.4 million related to client refunds for the invalid clicks purchased from a prominent advertising platform, from whom the Company expects reimbursement. The company has withheld payment of an equivalent amount of payables due to the advertising platform.
Other expense/income for the three and nine months ended September 30, 2022 included an expense of approximately $24 thousand and $401 thousand, respectively, from unrealized losses on trading securities. Other expense/income for the three months ended September 30, 2021 included an expense of approximately $79 thousand from unrealized losses on trading securities, and for the nine month period ended September 30, 2021, other expense/income included income of approximately $415 thousand due to the reversal of the deferred revenue from the one-time contract cancellation and the reversal of an accrued sales reserve.

Net loss for the third quarter of 2022 totaled $3.8 million, or $0.03 per basic and diluted share, as compared to net loss of $1.8 million, or $0.02 per basic and diluted share, for the same period last year. Net loss for the nine months ended September 30, 2022 totaled $9.1 million, or $0.08 per basic and diluted share, as compared to net loss of $6.4 million, or $0.05 per basic and diluted share, for the same period last year.

Net loss in the third quarter included $1.2 million of non-cash depreciation, amortization, and stock compensation and for the nine-month period those same items were $3.9 million. The net loss for the nine months also includes $1.4 million dollars of expense related to the unknowingly purchased, on behalf of clients, fraudulent media described earlier. All clients impacted had been reimbursed by Inuvo.

Adjusted EBITDA [see reconciliation table below] was a loss of approximately $2.6 million in the third quarter of 2022, compared to a loss of approximately $338 thousand for the same period last year. Adjusted EBITDA was a loss of approximately $3.5 million for the nine months ended September 30, 2022, compared to a loss of approximately $2.2 million for the same period last year.

Free cash flow averaged a loss of approximately $165 thousand dollars per month in the third quarter. Through the nine months ending September 2022, free cash flow, year over year, has improved approximately 50%.

Liquidity and Capital Resources:
On September 30, 2022, Inuvo had $7.7 million in cash, cash equivalents and marketable securities, $5.9 million of working capital, an unused working capital facility of $5 million and no debt.

As of September 30, 2022, Inuvo had 120,137,124 common shares issued and outstanding.

Conference Call Details:
Date: Tuesday, November 15, 2022
Time: 10:00 a.m. Eastern Time
Toll-free Dial-in Number: 1-800-239-9838
International Dial-in Number: 1-323-794-2551
Conference ID: 8796372
Webcast Link: HERE

A telephone replay will be available through Tuesday, November 29, 2022. To access the replay, please dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international). At the system prompt, please enter the code 8796372 followed by the # sign. You will then be prompted for your name, company, and phone number. Playback will then automatically begin.

About Inuvo
Inuvo®, Inc. (NYSE American: INUV) is a market leader in Artificial Intelligence built for advertising. Its IntentKey AI solution is a first-of-its-kind proprietary and patented technology capable of identifying and actioning to the reasons why consumers are interested in products, services, or brands, not who those consumers are. To learn more, visit www.inuvo.com.

Safe Harbor / Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, without limitation risks detailed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading "Risk Factors" in Inuvo, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 as filed on March 17, 2022, our Quarterly Reports on Form 10-Q, and our other filings with the SEC.  Additionally, forward looking statements are subject to certain risks, trends, and uncertainties including the continued impact of Covid-19 on Inuvo’s business and operations. Inuvo cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Inuvo does not intend to update or revise any forward-looking statements made herein or any other forward-looking statements as a result of new information, future events or otherwise. Inuvo further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this press release. The information, which appears on our websites and our social media platforms is not part of this press release.

Inuvo Company Contact:
Wally Ruiz
Chief Financial Officer
Tel (501) 205-8397
wallace.ruiz@inuvo.com

Investor Relations:
David Waldman / Natalya Rudman
Crescendo Communications, LLC
Tel: (212) 671-1020
inuv@crescendo-ir.com

(Tables follow)

(Unaudited)

| | Three Months Ended | | Nine Months Ended | |
|---|---|---|---|---|
| | Sep 30 2022 | Sep 30 2021 | Sep 30 2022 | Sep 30 2021 |
| Net revenue | $17,072,189 | $ 16,841,035 | $ 58,332,859 | $ 40,094,42 |
| Cost of revenue | 6,782,047 | 3,757,938 | 24,717,143 | 7,466,01 |
| Gross profit | 10,290,142 | 13,083,097 | 33,615,716 | 32,628,41 |
| Operating expenses | | | | |
| Marketing costs | 8,620,161 | 10,163,006 | 26,778,020 | 25,681,93 |
| Compensation | 3,237,414 | 2,840,149 | 9,611,011 | 8,458,23 |
| Selling, general and administrative | 2,206,119 | 1,824,869 | 5,944,027 | 5,226,73 |
| Total operating expenses | 14,063,694 | 14,828,024 | 42,333,058 | 39,366,90 |
| Operating loss | (3,773,552) | (1,744,927) | (8,717,342) | (6,738,49 |
| Financing expense, net | (13,149) | (6,261) | (11,078) | (36,641 |
| Other income (loss) , net | (23,861) | (79,080) | (401,336) | 415,46 |
| Net loss | (3,810,562) | (1,830,268) | (9,129,756) | (6,359,66 |
| Other comprehensive income | | | | |
| Unrealized loss on marketable securities | 36,170 | - | (186,239) | |
| Comprehensive loss | (3,774,392) | (1,830,268) | (9,315,995) | (6,359,66 |
| | | | | |
| Earnings per share, basic and diluted | | | | |
| Net loss income | ($0.03) | ($0.02) | ($0.08) | ($0.05 |
| Weighted average shares outstanding | | | | |
| Basic | 119,995,367 | 116,645,509 | 118,838,258 | 117,230,41 |
| Diluted | 119,995,367 | 116,645,509 | 118,838,258 | 117,230,41 |

Reconciliation of Operating Loss to EBITDA and Adjusted EBITDA
We present EBITDA and Adjusted EBITDA as a supplemental measure of our performance. We defined EBITDA as Net loss plus (i) interest expense, (ii) depreciation, and (iii) amortization. We further define Adjusted EBITDA as EBITDA plus (iv) stock-based compensation and (v) certain identified expenses that are not expected to recur or be representative of future ongoing operation of the business. These adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.